                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                                CENTOCOR, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                                CENTOCOR, INC.

                          MALVERN, PENNSYLVANIA 19355

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 MAY 15, 1996

                               ----------------

TO THE SHAREHOLDERS:

  The annual meeting of shareholders of Centocor, Inc. will be held at the Company's principal office, 200 Great Valley Parkway, Great Valley Corporate Center, Malvern, Pennsylvania, on Wednesday, May 15, 1996, at 10:00 A.M. for the following purposes:

    1. To elect nine members of the Board of Directors, each to serve until the next annual meeting.

    2. To transact such other business as may properly come before the meeting.

  The Board of Directors has fixed March 15, 1996 as the record date for determining the holders of Common Stock entitled to notice of and to vote at the meeting. Consequently, only holders of Common Stock of record of the Company at the close of business on March 15, 1996 will be entitled to notice of and to vote at the meeting.

  Please complete, date and sign the enclosed proxy and return it promptly. If you attend the meeting, you may vote in person.

                                          George D. Hobbs
                                          Secretary

April 10, 1996

                                CENTOCOR, INC.

                                PROXY STATEMENT

                                 INTRODUCTION

  The accompanying proxy is solicited by the Board of Directors of Centocor, Inc., 200 Great Valley Parkway, Great Valley Corporate Center, Malvern, Pennsylvania 19355. Copies of this Proxy Statement and the accompanying proxy are first being mailed on or about April 10, 1996 to the holders of record of Common Stock on March 15, 1996. A proxy may be revoked by a shareholder at any time prior to its use by giving written notice of such revocation to the Secretary of the Company, by appearing at the meeting and voting in person, or by returning a later dated proxy. The expense of this solicitation will be paid by the Company. Some of the officers and employees of the Company may solicit proxies personally and by telephone. The Company may use the services of D. F. King & Co., Inc. to aid in the solicitation of proxies at an anticipated fee of $5,500 plus reasonable expenses.

  Holders of Common Stock of record at the close of business on March 15, 1996 will be entitled to vote at the meeting. On that date, the Company had 64,454,348 shares of Common Stock outstanding. Each shareholder is entitled to cast one vote per share on all items of business properly presented at the meeting, except that shareholders have cumulative voting rights with respect to the election of directors, as described below. Under Pennsylvania law and the by-laws of the Company, the presence of a quorum is required to transact business at the meeting. The presence at the meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast shall constitute a quorum. Proxies received with votes withheld or abstentions will be counted in determining the presence of a quorum, but will not be voted. Broker non-votes will not be counted in determining the presence of a quorum and will not be voted. As a result, assuming a quorum is present, votes withheld, abstentions and broker non-votes will have no impact on any matter submitted to a vote of the shareholders.

  Shareholders have cumulative voting rights with respect to the election of directors. Each shareholder is entitled to cast the number of votes in the election of directors that is equal to the number of shares of Common Stock held by such shareholder on the record date, multiplied by the number of directors to be elected. A shareholder may cast all such votes for a single nominee or may distribute votes among nominees as the shareholder sees fit. The nine nominees for director receiving the highest number of votes cast by shareholders entitled to vote thereon will be elected to serve on the Board of Directors.

                             ELECTION OF DIRECTORS

  Nine directors are to be elected at the annual meeting of shareholders to serve one-year terms until the 1997 annual meeting of shareholders and until their respective successors are elected and shall qualify. The persons named in the accompanying proxy intend to vote for the election of Anthony B. Evnin, William F. Hamilton, David P. Holveck, Antonie T. Knoppers, Ronald A. Matricaria, Hubert J.P. Schoemaker, Richard D. Spizzirri, Lawrence Steinman and Jean C. Tempel, unless authority to vote for one or more of such nominees is specifically withheld in the proxy. All of the nominees are currently directors of the Company. The persons named in the proxy will have the right to vote cumulatively and to distribute their votes among such nominees as they consider advisable. All the nominees have informed the Board of Directors that they are willing to serve as directors, but if any of them should decline to serve or become unavailable for election as a director at the meeting, an event which the Board of Directors does not anticipate, the persons named in the proxy will vote for such nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors accordingly.

  The following table sets forth, as of March 15, 1996, information as to the nominees, including their recent employment, positions with the Company, if any, other directorships and age.

                                                                     YEAR FIRST
          NAME, AGE, PRINCIPAL OCCUPATIONS AND BUSINESSES             ELECTED
      DURING LAST FIVE YEARS AND OTHER CURRENT DIRECTORSHIPS          DIRECTOR
      ------------------------------------------------------         ----------
Anthony B. Evnin, 55...............................................     1980
 General Partner of Venrock Associates, a venture capital limited partnership. Director, Arris Pharmaceutical Corporation, Athena
 Neurosciences, Inc., Escalon Medical Corp., Genetics Institute,
 Inc., IDEXX Laboratories, Inc., Kopin Corporation, Opta Food In-
 gredients, Inc. and Sugen, Inc.
William F. Hamilton, 56............................................     1985
 Landau Professor of Management and Technology at the Wharton
 School of the University of Pennsylvania. Director, Hunt Manufac-
 turing Co., Marlton Technologies, Inc. and Neose Technologies,
 Inc.
David P. Holveck, 50...............................................     1994
 President and Chief Executive Officer of the Company since Novem-
 ber 1992; President and Chief Operating Officer from April 1992 to
 October 1992; and Executive Vice President and President--Diagnos-
 tics Division from December 1988 to April 1992.
Antonie T. Knoppers, 81............................................     1986
 Self-employed business consultant. Former President, Chief Operat-
 ing Officer and Vice Chairman, Merck & Co., Inc., a research-based health products company. Director, Agouron Pharmaceuticals, Inc.
Ronald A. Matricaria, 53...........................................     1994
 President and Chief Executive Officer of St. Jude Medical, Inc., a
 medical products company, since April 1993 and Chairman of the
 Board since 1995. From 1970 to 1993, Mr. Matricaria was employed by Eli Lilly and Company, Inc., a research-based pharmaceutical company, where he served in a variety of capacities, including
 President of the Medical Devices and Diagnostics Division and Ex-
 ecutive Vice President of the Pharmaceutical Division and Presi-
 dent of its North American operations. Director, St. Jude Medical,
 Inc., Diametrics Medical, Inc., InControl, Inc. and the Health In-
 dustry Manufacturers Association.
Hubert J.P. Schoemaker, 45.........................................     1983
 Chairman of the Board since November 1987; Chief Executive Officer of the Company from November 1987 to October 1992; President of the Company from 1983 to 1987. Director, Apollon, Inc., Avitech,
 Inc., Myco Pharmaceuticals, Inc. and Safeguard Scientifics Inc.
Richard D. Spizzirri, 63...........................................     1994
 Senior Counsel to the law firm of Davis Polk & Wardwell since Jan-
 uary 1995; Partner, Davis Polk & Wardwell from 1967 to 1994. Di-
 rector, Sugen, Inc.
Lawrence Steinman, 48..............................................     1991
 Professor of Immunology, Weizmann Institute of Science, Rehovot,
 Israel since 1994; Professor of Neurology and Neurological Sci-
 ences and Pediatrics, Stanford University School of Medicine since
 1991; Associate Professor of Neurology, Pediatrics and Genetics,
 Stanford University School of Medicine from 1985 to 1991.

                                                                     YEAR FIRST
          NAME, AGE, PRINCIPAL OCCUPATIONS AND BUSINESSES             ELECTED
       DURING LAST FIVE YEARS AND OTHER CURRENT DIRECTORSHIPS         DIRECTOR
       ------------------------------------------------------        ----------
Jean C. Tempel, 52..................................................    1993
 General Partner of TL Ventures, an affiliate of Safeguard
 Scientifics Inc., an entrepreneurial technology company, since No-
 vember 1993; President and Chief Operating Officer of Safeguard
 Scientifics Inc. from January 1992 to November 1993; Principal,
 Tempel Partners Inc., a management consulting firm, from 1991 to
 January 1992; Executive Vice President and Chief Operations Offi-
 cer, The Boston Company, a bank trust company, from 1986 to 1990.
 Director, Cambridge Technology Partners Inc., Safeguard Scientifics
 Inc. and Sonesta International Hotels, Inc. and Trustee, Scudder
 Family of Mutual Funds.

COMMITTEES OF THE BOARD OF DIRECTORS

  The standing committees of the Board of Directors are the Audit Committee and the Compensation Committee. The Audit Committee, consisting of Dr. Evnin, Dr. Hamilton and Ms. Tempel, met twice during 1995. No member of the Audit Committee is a member of the Company's management. The Audit Committee is responsible for determining the adequacy of the Company's internal accounting and financial controls. The Compensation Committee, consisting of Dr. Evnin, Dr. Hamilton, Dr. Knoppers and Mr. Matricaria, met twice during 1995. The Compensation Committee is responsible for reviewing matters pertaining to the compensation of the executive officers of the Company.

BOARD MEETINGS AND ATTENDANCE OF DIRECTORS

  The Board of Directors held six meetings during 1995. Each of the directors attended at least 75% of the aggregate of all meetings of the Board and of all committees of which he or she was a member during 1995.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No member of the Compensation Committee is, or was at any time, a member of the Company's management. During the fiscal year ended December 31, 1995, no executive officer of the Company served on the Compensation Committee (or other board committee performing equivalent functions) of any other entity, one of whose executive officers is a member of the Company's Board of Directors or Compensation Committee.

COMPENSATION OF DIRECTORS

  During 1995, each director who was not an employee of the Company was compensated in the amount of $2,000 for each of four Board of Directors' meetings attended at the Company's Malvern, Pennsylvania offices, $3,000 for one Board of Directors' meeting attended at the Company's Leiden, The Netherlands offices and $1,000 for one telephonic Board of Directors' meeting attended. Each director who was not an employee of the Company was also granted options to purchase 15,000 shares of the Company's Common Stock during 1995. Options are granted to the Company's directors with an exercise price equal to the closing price of the Company's Common Stock on the date of grant.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  To the best of the Company's knowledge, each of the following entities were the only beneficial owners of more than five percent of the Company's Common Stock as of March 15, 1996:

 NME AND ADDRESS OFA                               NUMBER OF SHARES OF PERCENT OF
 BNEFICIAL OWNER(1)E                                COMMON STOCK (1)     CLASS
- - -------------------                                ------------------- ----------
  AXA (2).........................................      3,349,950(2)      5.2%
   23, Avenue Matignon
   Paris, France
  Amerindo Investment Advisors, Inc. (3)..........      4,055,496(3)      6.3%
   One Embarcadero
   Suite 2300
   San Francisco, CA 94111
  State of Wisconsin Investment Board (4).........      4,325,600(4)      6.7%
   646 Steamboat Road
   Greenwich, CT 06830

- - --------
(1) Under the rules of the Securities and Exchange Commission (the "Commission"), a person is deemed to be the beneficial owner of securities if such person has, or shares, "voting power" (which includes the power to vote, or to direct the voting of, such securities) or "investment power" (which includes the power to dispose, or direct the disposition, of such securities). Under these rules, more than one person may be deemed the beneficial owner of the same securities. The information set forth in the above table includes all shares of Common Stock of the Company over which the above persons individually or together share voting power or investment power, adjusted, however, to eliminate the reporting of shares more than once in order not to overstate the aggregate beneficial ownership of such persons.
(2) Based on a copy of a Schedule 13G dated February 9, 1996, provided to the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), filed by Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances vie Mutuelle and Uni Europe Assurance Mutuelle, as a group pursuant to rules of the Exchange Act (the "Mutuelle Group"), AXA and The Equitable Companies Incorporated ("Equitable"). According to such Schedule 13G, Equitable filed the Schedule 13G as a parent holding company in accordance with Rule 13d-1(b)(ii)(G) of the Exchange Act, reporting sole voting power with respect to 3,153,050 of such shares and sole investment power with respect to 3,342,950 of such shares; AXA filed as a parent holding company and as the beneficial owner of a majority interest in Equitable, reporting sole voting power with respect to 3,159,750 of such shares and sole investment power with respect to all of such shares, and the Mutuelle Group filed the Schedule 13G as a parent holding company, as a group which beneficially owns a majority interest in AXA, reporting sole voting power with respect to 3,159,750 of such shares and sole investment power with respect to all of such shares.
(3) Based on a copy of an Amendment No. 1 to Schedule 13G provided to the Company under the Exchange Act, filed by Amerindo Investment Advisors Inc., a California corporation ("Amerindo"), Amerindo Advisors (U.K.) Limited ("Amerindo UK"), Amerindo Investment Advisors, Inc., a Panama corporation ("Amerindo Panama"), and the Amerindo Investment Advisors Inc. Profit Sharing Trust (the "Plan") (collectively, the "Entities"), and Alberto W. Vilar and Gary A. Tanaka. According to the Schedule 13G, each of Amerindo, Amerindo UK, Amerindo Panama and the Plan are investment advisors and the shares of Common Stock covered by the Schedule 13G were purchased in the ordinary course of their respective businesses. In the
    Schedule 13G each of the Entities reports shared voting and investment power with respect to the following number of shares of Common Stock:
    Amerindo--3,477,996; Amerindo UK--290,000; Amerindo Panama--282,500; and the Plan--5,000. Each of Messrs. Vilar and Tanaka, as the sole shareholders and directors of each of the Entities, are deemed to have shared voting and investment power with the Entities with respect to the aggregate of 4,055,496 shares of Common Stock covered by the Schedule 13G. Additionally, Mr. Vilar, as the sole trustee of the Plan, is deemed to have sole voting and investment power with respect to 5,000 shares of Common Stock covered by the Schedule 13G.
(4) Based on a copy of a Schedule 13G dated February 1996 provided to the Company pursuant to the Exchange Act, the State of Wisconsin Investment Board has sole voting and investment power with respect to all of the shares of Common Stock covered by the Schedule 13G.

            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth, as of March 15, 1996, the number of shares and percentage of the Company's Common Stock beneficially owned by each director, each executive officer named in the Summary Compensation Table in this Proxy Statement, and all directors and executive officers as a group.

                                                            PERCENTAGE OF COMMON
                                        NUMBER OF SHARES    STOCK OUTSTANDING IF
         NAME                         BENEFICIALLY OWNED(1)   GREATER THAN 1%
         ----                         --------------------- --------------------
Anthony B. Evnin....................          163,952
William F. Hamilton.................          130,974
David P. Holveck....................          514,953
Antonie T. Knoppers.................          101,832
Ronald A. Matricaria................            9,100
Hubert J.P. Schoemaker..............        1,028,007               1.5%
Richard D. Spizzirri................           97,744
Lawrence Steinman...................           44,800
Jean C. Tempel......................           21,300
Timothy P. Cost (2).................                0
Martin R. Page......................          162,967
James N. Woody (3)..................          262,697
All directors and executive officers
 as a group.........................        2,605,803               3.9%

- - --------
(1) Includes shares which the individual named in the table has the right to acquire, on or before May 15, 1996, through the vesting of awards under the Company's 1983 Restricted Common Stock Award Plan or the exercise of stock options pursuant to individual agreements, the Company's 1987 Non-Qualified Stock Option Plan or 1989 Non-Employee Directors' Non-Qualified Stock Option Plan, as follows: Anthony B. Evnin--104,800; William F. Hamilton--119,800; David P. Holveck--445,221; Antonie T. Knoppers--99,800; Ronald A. Matricaria--9,100; Hubert J.P. Schoemaker--792,750; Richard D. Spizzirri--5,300; Lawrence Steinman--44,800; Jean C. Tempel--18,900; Martin R. Page--145,700; James N. Woody--252,500; and all directors and executive officers as a group--2,103,261.
(2) Mr. Cost resigned as an officer of the Company effective as of January 5, 1996.
(3) Dr. Woody resigned as an officer of the Company effective as of March 29, 1996.

  Section 16 of the Exchange Act requires that the officers and directors of a corporation, such as the Company, that has a class of equity securities registered under Section 12 of the Exchange Act, file reports of their ownership of such securities, as well as monthly statements of changes in such ownership, with the Commission and the National Association of Securities Dealers, Inc. Based upon written representations received by the Company from its officers and directors, and the Company's review of the monthly statements of changes filed with the Commission by its officers and directors, the Company notes that an amended Form 5 was filed on behalf of Dr. Woody in connection with his delivery to the Company of 647 shares of Common Stock to cover the income tax withholding requirements associated with the vesting of 2,000 shares of Common Stock pursuant to a prior restricted stock award, which withholding of shares of Common Stock was not timely reported on his original Form 5 filing. The Company further notes that Form 5's were not timely filed on behalf of Dr. Bogard and Mr. Caruso in connection with each of their deliveries to the Company of 39 shares of Common Stock to cover the income tax withholding requirements associated with the vesting in each of them of 120 shares of Common Stock pursuant to prior restricted stock awards, and, in the case of Mr. Caruso, the grant by the Company of options to purchase 2,000 shares of Common Stock.

                       EXECUTIVE OFFICERS OF THE COMPANY

  The executive officers of the Company, who are elected to serve at the discretion of the Board of Directors, are as follows:

      NAME                            AGE                 POSITION
      ----                            ---                 --------
David P. Holveck.....................  50 President and Chief Executive Officer
Warren C. Bogard, Jr. ...............  46 Senior Vice President and General
                                           Manager--Diagnostics Division
Martin R. Page.......................  51 Senior Vice President--Regulatory
                                           Affairs and Quality Assurance
Dominic J. Caruso....................  38 Vice President--Finance and Chief
                                           Financial Officer

  Mr. Holveck has been associated with Centocor since June 1983, as President and Chief Executive Officer since November 1992, as President and Chief Operating Officer from April 1992 to October 1992, and as Executive Vice President and President--Diagnostics Division from December 1988 to April 1992.

  Dr. Bogard has been associated with Centocor since January 1982, as Senior Vice President and General Manager--Diagnostics Division since October 1994, as Vice President, Program Management from April 1992 to October 1994, and as Director, Scientific Affairs--Pharmaceutical Division from November 1990 to April 1992.

  Mr. Page has been associated with Centocor since September 1987, as Senior Vice President-- Regulatory Affairs and Quality Assurance since March 1994, as Senior Vice President--Worldwide Regulatory Affairs from August 1992 to March 1994, as Vice President--Worldwide Regulatory Affairs from June 1990 to August 1992, and as Vice President--International Regulatory Affairs from September 1987 to June 1990.

  Mr. Caruso has been associated with Centocor since November 1985, as Vice President--Finance and Chief Financial Officer since December 1994, and as Vice President and Corporate Controller from January 1991 to November 1994.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

                  REPORT OF BOARD OF DIRECTORS' COMPENSATION
                      COMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors, consisting entirely of non-employee directors, is responsible for establishing and reviewing the compensation of the Company's executive officers.

EXECUTIVE COMPENSATION POLICIES

  The Company's executive compensation programs are designed to attract and retain experienced and well-qualified executive officers who will enhance the performance of the Company and build shareholders' equity. The Company's executive compensation packages generally include four components: base salary; a discretionary annual cash bonus; stock options and restricted stock awards; and executive benefits.

  In setting the compensation level for executive officers, the Committee is guided by the following considerations:

  --compensation levels should be competitive with compensation generally being paid to executives in the pharmaceutical and biotechnology industries to ensure the Company's ability to attract and retain superior executives;

  --a significant portion of executive officer compensation should be paid in the form of equity-based incentives to link closely shareholder and executive interests and to encourage stock ownership by executive officers; and

  --each individual executive officer's compensation should reflect the performance of the Company as a whole, the performance of the officer's business unit, if applicable, and the performance of the executive officer.

BASE SALARY

  An executive's base salary is determined by the Company's overall performance, the responsibility of the particular position, and an assessment of his/her performance against his/her individual responsibilities and objectives, including, where appropriate, the impact of such performance on the business results of the Company. The Committee also may consider non-financial indicators, including, but not limited to, strategic developments for which an executive officer has responsibility and intangible elements of managerial performance. Executive officer salaries are generally reviewed annually and adjusted on a calendar year basis based upon these considerations.

ANNUAL CASH BONUS

  The Committee may make cash awards to executive officers based on certain financial and non-financial indicators of corporate performance. An individual executive's annual bonus is a percentage of his/her base salary determined by the executive's job level and scope of responsibility.

  Based on the Company's performance in 1995, the Committee elected not to award cash bonuses to its executive officers with respect to such year.

STOCK OPTIONS AND RESTRICTED STOCK AWARDS

  The Committee may grant stock options and/or restricted stock awards to executive officers. The Committee sets guidelines for the number of stock options granted or shares awarded, based on the

Company's performance and the targeted value of each executive's overall compensation package. In setting such guidelines, the Committee evaluates the long-term incentive packages offered to the Company's executives in relation to the long-term incentive packages other biotechnology companies which the Committee considers to be in the Company's peer group offer their executives. The Committee considers the Company's peer group to be: Amgen Inc.; Biogen, Inc.; Genentech Inc.; Genzyme Corporation and Chiron Corporation.

  The Committee granted all executive officers stock options and restricted stock awards in 1995 as an incentive for future performance.

EXECUTIVE BENEFITS

  In order to provide an attractive package for executive officers, thereby enabling the Company to attract and retain necessary executive talent, the Company often supplements the standard benefits package offered to all employees with special executive benefits.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  Mr. Holveck's 1995 compensation consisted of base salary, stock options, and executive benefits.

  In view of Mr. Holveck's responsibility and seniority, the Committee set his 1995 base salary at $309,000, to be competitive with base salaries paid to other executives in the biotechnology industry with similar responsibilities and seniority. Based on his achievement of certain objectives, in 1995, the Committee granted Mr. Holveck options to purchase 90,000 shares of Common Stock and awarded him 30,000 shares of Common Stock under the Company's Restricted Common Stock Award Plan. These option grants and restricted stock awards, together with prior grants and awards, reflect the Committee's policy of encouraging long-term performance and promoting executive retention while further aligning management's and shareholders' interest in the performance of the Company's Common Stock.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

  Section 162(m) of the Internal Revenue Code, applicable in tax years beginning on or after January 1, 1994, generally disallows a tax deduction to publicly-held companies for annual compensation in excess of $1 million earned by the chief executive officer or any of the other four highest compensated officers. The deduction limit does not apply, however, to performance-based compensation that satisfies certain requirements. The Committee does not anticipate that in the foreseeable future any officer of the Company will earn compensation in excess of $1 million that would not qualify as performance-based compensation. Therefore, the Committee has not yet determined a policy with respect to Section 162(m). The Committee intends to review the implications of Section 162(m) when it becomes more relevant with respect to the Company's executive compensation policies.

                                          The Compensation Committee

                                          Dr. Anthony B. Evnin
                                          Dr. William F. Hamilton
                                          Dr. Antonie T. Knoppers
                                          Mr. Ronald A. Matricaria

                SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table sets forth, for the fiscal years ended December 31, 1995, 1994 and 1993, the cash compensation paid by the Company, as well as certain other compensation paid with respect to those years, to the chief executive officer and each of the four other most highly compensated policy making principals of the Company in all capacities in which they served. Cash bonuses are stated in the year for which they are awarded, whether paid or accrued.

                          SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                       COMPENSATION
                                                                ---------------------------
                                     ANNUAL COMPENSATION                  AWARDS
                               -------------------------------  ---------------------------
                                                                                SECURITIES
        NAME AND                                  OTHER ANNUAL    RESTRICTED    UNDERLYING   ALL OTHER
       PRINCIPAL                                  COMPENSATION  STOCK AWARD(S) OPTIONS/SARS COMPENSATION
        POSITION          YEAR SALARY($) BONUS($)     ($)           ($)(1)        (#)(2)       ($)(3)
       ---------          ---- --------- -------- ------------  -------------- ------------ ------------
David P. Holveck........  1995 $309,000      --         --         $423,750       90,000       $6,066
 President and            1994 $300,000      --         --              --       120,000       $6,463
 Chief Executive          1993 $279,000  $50,000        --         $ 80,000      174,000       $6,146
 Officer
Hubert J.P. Schoemaker..  1995 $371,000      --         --         $423,750       90,000       $6,718
 Chairman of the Board    1994 $360,000      --         --              --       125,000       $6,724
                          1993 $340,000  $55,000        --         $ 80,000      210,000       $7,411
Timothy P. Cost(4)......  1995 $181,000      --         --              --        25,000       $4,723
 Senior Vice President,   1994 $171,000  $25,000    $35,362(6)     $101,250       45,000       $4,136
 Investor Relations and
 Strategic Operations
Martin R. Page..........  1995 $204,000      --         --         $141,250       25,000       $4,942
 Senior Vice President,   1994 $198,000      --         --              --        40,000       $5,013
 Regulatory Affairs and   1993 $183,000  $12,500        --         $ 40,000       40,000       $4,660
 Quality Assurance
James N. Woody(5).......  1995 $273,000      --         --         $211,875       35,000       $5,643
 Senior Vice President--  1994 $265,000      --         --              --        60,000       $5,861
 Research and             1993 $241,000  $20,000        --         $ 80,000      110,000       $5,657
 Development, Chief
 Scientific Officer

- - --------
(1) Of the 36,000 shares awarded to Mr. Holveck under the Company's 1983 Restricted Common Stock Award Plan (the "1983 Award Plan") during the three fiscal years ended December 31, 1995, 6,000 vest 20% each year for five consecutive years after the award and 30,000 vest 25% each year for four consecutive years after the award. At December 31, 1995, Mr. Holveck held unvested awards under the 1983 Award Plan for an aggregate of 44,200 shares with a market value of $1,364,675.

  Of the 36,000 shares awarded to Dr. Schoemaker under the 1983 Award Plan during the three fiscal years ended December 31, 1995, 6,000 vest 20% each year for five consecutive years after the award and 30,000 vest 25% each year for four consecutive years after the award. At December 31, 1995, Dr. Schoemaker held unvested awards under the 1983 Award Plan for an aggregate of 39,600 shares with a market value of $1,222,650.

  The 10,000 shares awarded to Mr. Cost under the 1983 Award Plan during the three fiscal years ended December 31, 1995 vest 20% each year for five consecutive years after the award. At December 31, 1995, Mr. Cost held unvested awards under the 1983 Award Plan for an aggregate of 8,000 shares with a market value of $247,000.

  Of the 13,000 shares awarded to Mr. Page under the 1983 Award Plan during the three fiscal years ended December 31, 1995, 3,000 vest 20% each year for five consecutive years after the award and

  10,000 vest 25% each year for four consecutive years after the award. At December 31, 1995, Mr. Page held unvested awards under the 1983 Award Plan for an aggregate of 14,500 shares with a market value of $447,688.

  Of the 21,000 shares awarded to Dr. Woody under the 1983 Award Plan during the three fiscal years ended December 31, 1995, 6,000 vest 20% each year for five consecutive years after the award and 15,000 vest 25% each year for four consecutive years after the award. At December 31, 1995, Dr. Woody held unvested awards under the 1983 Award Plan for an aggregate of 27,800 shares with a market value of $858,325.

  The vesting of all of the foregoing unvested shares may be accelerated under certain events constituting a change in control of the Company.

  With respect to restricted stock awards, shares of Common Stock are not issued prior to the vesting of an award. The holder of unvested restricted stock awards has no rights as a shareholder of the Company, including the right to receive dividends. The Company has not paid any dividends on its Common Stock and does not expect to pay any dividends in the foreseeable future.

(2) All of the options granted to Mr. Holveck, Dr. Schoemaker, Mr. Cost, Mr. Page and Dr. Woody in the three fiscal years ended December 31, 1995 were granted in tandem with limited stock appreciation rights ("LSARs"). LSARs may be exercised only upon the occurrence of certain events constituting a change in control of the Company, only during the 30-day period following shareholder approval of any such event (but may not in any event be exercised for six months after the date of grant of the LSAR), and will be exercisable only if and to the extent that the options to which they relate are exercisable. For each share for which an LSAR is exercised, the optionee will receive an amount in cash equal to the difference between
    (1) the exercise price per share of the option to which the LSAR relates and (2) the fair market value per share of the Common Stock issuable upon exercise of the option on the date the LSAR is exercised.

(3) All of such amounts constitute contributions made by the Company to the Company's Qualified Savings and Retirement Plan for the accounts of the named principals.

(4) Mr. Cost joined the Company on January 4, 1994 and resigned as an officer of the Company effective as of January 5, 1996.

(5) Dr. Woody resigned as an officer of the Company effective as of March 29, 1996.

(6) Amount consists of: $22,560 for reimbursement of relocation expenses and a $12,802 automobile allowance.

                  STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

  The following table sets forth information concerning the grant of stock options and LSARs under the Company's 1987 Non-Qualified Stock Option Plan to the principals named in the Summary Compensation Table during the fiscal year ended December 31, 1995:

                    OPTION/LSAR GRANTS IN LAST FISCAL YEAR

                              INDIVIDUAL GRANTS                                POTENTIAL REALIZABLE
- - ------------------------------------------------------------------------------   VALUE AT ASSUMED
                           NUMBER OF                                              ANNUAL RATES OF
                          SECURITIES     % OF TOTAL                                 STOCK PRICE
                          UNDERLYING   OPTIONS/LSARS                             APPRECIATION FOR
                         OPTIONS/LSARS    GRANTED                     EXPIRA-       OPTION TERM
                            GRANTED     TO EMPLOYEES     EXERCISE       TION   ---------------------
          NAME              (#)(1)     IN FISCAL YEAR PRICE ($/SH)(2) DATE (3)  5% ($)     10% ($)
          ----           ------------- -------------- --------------- -------- --------- -----------
David P. Holveck........    90,000         12.75%         $13.875     5/10/05  $ 785,332 $ 1,990,186
Hubert J.P. Schoemaker..    90,000         12.75%         $13.875     5/10/05  $ 785,332 $ 1,990,186
Timothy P. Cost.........    25,000          3.54%         $13.875     5/10/05  $ 218,148 $   552,829
Martin R. Page..........    25,000          3.54%         $13.875     5/10/05  $ 218,148 $   552,829
James N. Woody..........    35,000          4.96%         $13.875     5/10/05  $ 305,407 $   773,961

- - --------
(1) Such options first become exercisable as to one-half of the option shares on May 10, 1997, one-quarter of the option shares on May 10, 1998, and one-quarter of the option shares on May 10, 1999. The exercisability of all of the options will accelerate upon the occurrence of certain events constituting a change in control of the Company. All of the options were granted in tandem with LSARs.
(2) The price payable upon exercise of options may be paid in cash, property, services rendered, or, under certain circumstances, in shares of the Company's Common Stock having a fair market value equal on the date of exercise to the exercise price, or any combination thereof.
(3) Each of the options generally expires upon the earlier of six months after the employee's termination of employment or the expiration date noted above.

  The following table sets forth information with respect to option exercises by the principals named in the Summary Compensation Table during the fiscal year ended December 31, 1995, and the unexercised options and LSARs held by each of those principals as of the end of such fiscal year:

           AGGREGATED OPTION/LSAR EXERCISES IN LAST FISCAL YEAR AND
                      FISCAL YEAR-END OPTION/LSAR VALUES

                                                 NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                     OPTIONS/LSARS             OPTIONS/LSARS
                                                    AT FY-END (# )             AT FY-END ($)
                                               ------------------------- -------------------------
                            SHARES     VALUE
                         ACQUIRED ON  REALIZED
          NAME           EXERCISE (#)   ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ------------ -------- ----------- ------------- ----------- -------------
David P. Holveck........       --          --   373,665(1)   260,335(1)  $ 6,634,798  $5,224,451
Hubert J.P. Schoemaker..       --          --   713,165(1)   275,835(1)  $12,037,923  $5,569,826
Timothy P. Cost.........       --          --     6,667(1)    63,333(1)  $   138,340  $1,164,159
Martin R. Page..........       --          --   126,900(2)    71,300(3)  $ 2,741,675  $1,409,975
James N. Woody..........    15,000    $138,750  223,333(1)   106,667(1)  $ 3,057,909  $2,122,090

- - --------
(1) All of such options were granted in tandem with LSARs.
(2) 35,000 of such options were granted in tandem with LSARs.
(3) 70,000 of such options were granted in tandem with LSARs.

PERFORMANCE GRAPH

  The following graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the five fiscal years ended December 31, 1995 with the cumulative total return on the Nasdaq Stock Market Index (U.S. and Foreign Companies) and the Hambrecht & Quist Biotechnology Index. The comparison assumes $100 was invested on December 31, 1990 in the Company's Common Stock and in each of the foregoing indices and further assumes reinvestment of dividends. The Company did not declare or pay any dividends during the comparison period.


                       [PERFORMANCE GRAPH APPEARS HERE]

                            12/31/90    12/31/91    12/31/92    12/31/93    12/31/94    12/31/95
                            --------    --------    --------    --------    --------    --------
Nasdaq Stock Market           100        159.61      185.19      214.39      207.37      287.97
 Index (US and Foreign
 Companies)

Hambrecht & Quist             100        235.99      209.72      180.78      171.74      292.14
 Biotechnology Index

Centocor, Inc.                100        240.45       73.03       53.37       73.03      138.76


TRANSACTIONS INVOLVING DIRECTORS AND MANAGEMENT

  At various times in 1995, various executive officers were awarded and vested in shares awarded pursuant to the 1983 Award Plan, and were granted and exercised options pursuant to the 1987 Non-Qualified Stock Option Plan.

  The Company has arrangements with all executive officers other than Mr. Holveck pursuant to which each will receive severance payments of twelve months compensation in certain cases in the event of termination of his employment by the Company. The Company has an arrangement with Mr. Holveck pursuant to which he will receive a lump-sum payment of twelve months compensation in certain cases in the event of termination of his employment by the Company.

  The terms of currently unexercisable options for an aggregate of 1,097,703 shares and currently unvested restricted stock awards for an aggregate of 186,940 shares granted to all executive officers and certain other employees of the Company provide for the acceleration of the exercisability of such options and the vesting of such common stock awards upon the occurrence of certain events constituting a change in control of the Company.

  Dr. Steinman serves on the Company's Scientific Advisory Board. In consideration of such services rendered during 1995, Dr. Steinman received from the Company a $10,000 retainer and $2,500 for each of three Scientific Advisory Board meetings he attended during the year. Dr. Steinman also provides scientific consulting services to the Company under a consulting agreement. In 1995, the Company paid Dr. Steinman $48,000 for services rendered under such agreement.

                                OTHER BUSINESS

  The Board of Directors knows of no business that will be presented at the meeting other than the election of directors. If any other matter is properly presented to the meeting, the persons named in the accompanying proxy will have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

                            ADDITIONAL INFORMATION

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  KPMG Peat Marwick LLP, independent certified public accountants, audited the consolidated financial statements of the Company for the year ended December 31, 1995. Representatives of KPMG Peat Marwick LLP are expected to attend the 1996 annual meeting of shareholders, will have the opportunity to make a statement if they desire to do so and are expected to be available to answer appropriate questions. The Board of Directors has selected KPMG Peat Marwick LLP as the independent public accountants to audit the Company's consolidated financial statements for the year ending December 31, 1996.

DEADLINE FOR SHAREHOLDERS' PROPOSALS

  The Company must receive any proposal which a shareholder wishes to submit to the 1997 annual meeting of shareholders before December 11, 1996, if the proposal is to be considered by the Board of Directors for inclusion in the proxy material for that meeting.

                                          George D. Hobbs
                                          Secretary

April 10, 1996

                                 CENTOCOR, INC.
                                  Malvern, PA

      Proxy Solicited on Behalf of the Board of Directors of the Company

        for the Annual Meeting of Shareholders to be held May 15, 1996

     The undersigned hereby appoints David P. Holveck and George D. Hobbs, and each of them, attorneys and proxies, with power of substitution in each of them, to vote and act for and on behalf of the undersigned at the annual meeting of shareholders of Centocor, Inc. to be held on Wednesday, May 15, 1996, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, as indicated hereon, and in their discretion upon such other business as may arise during the meeting, all as set forth in the notice of the meeting and in the proxy statement furnished herewith, copies of which have been received by the undersigned; and hereby ratifies and confirms all that said attorneys and proxies may do or cause to be done by virtue hereof.

     It is agreed that unless otherwise marked on the reverse side, said attorneys and proxies are appointed with authority to vote FOR the election of directors.

              (PLEASE FILL IN, SIGN AND DATE THIS PROXY CARD ON
                  THE REVERSE SIDE AND RETURN IT PROMPTLY IN
                            THE ENCLOSED ENVELOPE.)

PROXY
                                                             -------------
                                                              SEE REVERSE
                                                                  SIDE
                                                             -------------

                                                                           CEN 3

                                                                           -----
[X] Please mark
    votes as in
    this example.

    1. ELECTION OF DIRECTORS
    Nominees: Anthony B. Evnin, William F. Hamilton, David P. Holveck, Antonie
    T. Knoppers, Ronald A. Matricaria, Hubert J.P. Schoemaker, Richard D. Spizzirri, Lawrence Steinman and Jean C. Tempel.

                      FOR                 WITHHELD
                      ALL                 (for all
                    NOMINEES              nominees)
                      [_]                   [_]

    For, except vote withheld from the following nominees:

    [_]____________________________________________


 MARK HERE                                  MARK HERE
FOR ADDRESS    [_]                         IF YOU PLAN    [_]
 CHANGE AND                                 TO ATTEND
NOTE AT LEFT                              THE MEETING ON
                                           MAY 15, 1996


Signature should be the same as the name printed hereon:
Executors, administrators, trustees, guardians, attorneys and officers of corporations should add their title when signing.


Signature                                          Date
         -----------------------------------------     ------------------------

Signature                                          Date
         -----------------------------------------     ------------------------